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Exhibit 23.7

        As independent petroleum engineers, we hereby consent to the inclusion in Magnolia Oil & Gas Corporation's Registration Statement on Form S-3 (the "Registration Statement"), of our reserves reports of Magnolia Oil & Gas Corporation's proved oil and natural gas reserves estimates and associated estimates of future net revenues and their present value as of December 31, 2018, included in or made a part of the Registration Statement. We also consent to the references to our firm contained in the Registration Statement, including in the related prospectus under the caption "Experts."

CAWLEY, GILLESPIE & ASSOCIATES, INC. Texas Registered Engineering Firm
/s/ W. TODD BROOKER W. Todd Brooker, P.E. President

Houston, Texas
July 10, 2019

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  Exhibit 23.7